EXHIBIT 99.1

EVCARCO, INC.  ANNOUNCES NEW ADDITIONS TO THE MANAGEMENT TEAM

Fort Worth, Texas – May 24, 2012 – EVCARCO, Inc. (OTCBB:EVCA) (OTCQB:EVCA), a Future Driven® Automotive Retail Group, announced today, that Mack Sanders has moved from the position of CEO, to become a Chief Operating Officer of the Company. Gary Easterwood has been named President and Chief Executive Officer. Walter Speck has been named Executive Vice President.

Gary Easterwood has been an Information Technology Manager and is a seasoned Project Manager with fifteen years of experience in planning, development, and implementing technology solutions to facilitate corporate growth.  He has a BS degree from the University of Houston and has worked for companies such as Exxon Mobil (IT Program Manager-GIS Engineering and Design), Shell Chemical USA (Senior IT Project Manager) and Enron Corporation (SCADA/LAN Manager).

Walter Speck has more than thirty years of experience in the oil and gas industry with extensive experience in program, project, and technical management.  He is a certified Project Management Professional, and a member of the Project Management Institute. He attended Angelo State University and has an Associate degree in Electronic Engineering from Cisco Junior College.

Mr. Easterwood and Mr. Speck are founders of the Third Stone Corporation (TSC), which is now a wholly owned subsidiary of EVCARCO, Inc.  They will remain in their positions with the TSC as Officers and Directors.

Nikolay Frolov, CFO and Director of EVCARCO, commented, “Now that the Third Stone Corporation acquisition has been completed, we look forward to Mr. Easterwood and Mr. Speck filling the vacant positions of President and Executive Vice President.  They will bring fresh ideas and perspectives, and we believe their knowledge, skills and experience will make them a great addition to the management team.”

For more information on EVCARCO, Inc., please view: www.evcarco.com.  Shareholder inquiries should be directed to (972) 571-1624.

EVCARCO, Inc. is a Future Driven® Automotive Retail Group focused on deploying a coast-to-coast network of environmentally friendly franchised dealerships, vehicles, technologies and sustainable solutions. EVCARCO is bringing to market the most advanced clean technologies available in plug-in electric, alternative fuel, and pre-owned hybrid vehicles from multiple manufacturers.

Forward-Looking Statement
This release contains forward-looking statements that reflect EVCARCO, Inc. plans and expectations. In this press release and related comments by Company management, words like "expect," "anticipate," "estimate," "forecast," "objective," "plan," "goal" and similar expressions are used to identify forward-looking statements, representing management's current judgment and expectations about possible future events. Management believes these forward-looking statements and the judgments upon which they are based to be reasonable, but they are not guarantees of future performance and involve numerous known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements.

Investor Relations Contact:
Jack Eversull
The Eversull Group, Inc.
972-571-1624
214-469-2361 fax
jack@theeversullgroup.com